Exhibit 10.1

CONSULTING AGREEMENT

THIS AGREEMENT, made and entered into this 28th day of February, 2024 by and between Willdan Group Inc., a Delaware corporation, (“Willdan”) and Tom Brisbin, an individual (hereinafter “Consultant”) whose address is 604 C. Hoare, San Juan, Puerto Rico 00907.

R E C I T A L S

Willdan desires to employ Consultant and Consultant desires to furnish professional services in connection with business development, technology development and various sales related activities to support Willdan’s growth strategy.

NOW, THEREFORE, in consideration of the mutual promises, covenants and conditions herein contained, the parties agree as follows:

1.Services of Consultant. Consultant shall provide for Willdan the services described hereto and made a part hereto: business development, technology development and other sales related activities.

2.Compensation of Consultant. Willdan shall compensate Consultant for these services rendered under “Schedule B”, in accordance with the terms and conditions indicated within “Schedule A”. Willdan shall compensate Consultant for such additional services, if necessary, in accordance with the terms of an executed written addendum to this Agreement. Payments to Consultant will be made 30 days of receipt of proper invoice. Consultant shall not file any lien, claim or security interest in monies payable under this Agreement, and that Consultant shall have no recourse or claim for payment against any clients, lenders, employees, parent company, affiliates of Willdan.

3.Indemnification. Consultant agrees to defend, indemnify and hold harmless Willdan and its respective parent, affiliates, subsidiaries, officers, directors, employees, agents (collectively “Indemnitees”) from any and all liabilities, claims and expenses, including attorney’s fees, arising out of Consultant’s acts, errors, or omissions or willful misconduct in the performance of this Agreement by Consultant or by the officers, agents, employees or independent contractors employed by Consultant. Consultant shall hold harmless, defend and indemnify Indemnitees from any liabilities, claims and expenses asserted by any employees or subconsultant of Consultant. The obligation to defend shall exist whether there is an ultimate determination that Consultant is liable for said alleged errors, omissions, negligent acts or wrongful conduct.

4.Insurance. Without in any way limiting Consultant’s liability pursuant to the indemnification described above, Consultant shall maintain, during the term of this standing Agreement insurance with companies, and on terms, satisfactory to Willdan:

A.Workers’ Compensation and Employers’ Liability Insurance -Not Applicable.

B.Commercial General Liability Insurance (bodily injury and property damage), the limits of which shall not be less than: (1) $1,000,000 combined single limit and which includes the following supplementary coverages:

1.Primary contractual liability to cover liability assumed under the Agreement and Section 3 hereinabove, and

2.Broad form property damage liability insurance

C.Automobile bodily injury and property damage liability insurance, the limits of which shall not be less than $1,000,000 combined single limit per occurrence. Such insurance shall extend to non-owned and hired automobiles used by Consultant’s employees, agents or assigns in the performance of this Agreement.

D.Professional Liability Insurance: Not applicable for this Agreement.

E.Endorsement. The insurance policies specified in Sections 4B through 4C above shall be endorsed: (1) to name Willdan, its parent, affiliates, subsidiaries and their respective directors, officers, employees and agents as additional insured with respect to the services performed hereunder; and (2) shall be primary with respect to any insurance carried by Willdan. All policies shall include a waiver of subrogation in favor of the indemnitees.

F.Before commencing the work hereunder, Consultant shall provide Willdan with certificates of insurance documenting that Consultant has obtained the above coverages satisfactory to Willdan. Such certificates shall include the provisions and endorsements required by this agreement. Copies of all certificates and notices required hereunder should be mailed to: Willdan Group Inc., 2401 East Katella Avenue, Suite 300, Anaheim, California 92806, Attention: Corporate Risk Management. Failure on the part of Willdan to either ensure that it has received the appropriate certificate, or to object to the content of any certificate, shall not relieve Consultant from the obligation of obtaining such insurance. Should work commence without delivery of certificates of insurance to Willdan, Willdan may withhold payments for services provided by Consultant until said certificates are delivered.

Failure to comply with any of the insurance requirements set forth above shall constitute a material breach of this agreement. Willdan may withhold all payments to Consultant until Consultant has fully complied with the all the provisions contained in this Section 4.

5.Insurance and Indemnity Required from Consultant. Without in any way limiting Consultant’s liability pursuant to the indemnification described above, Consultant shall obtain from its subconsultants evidence of all the insurance coverages and endorsements as set forth above. Consultant shall require that its Subconsultant agree to indemnify and hold harmless Willdan, its officers, directors, employees, agents from any and all liabilities, claims and expenses, including attorney’s fees, arising out of the Subconsultant’s negligent acts, errors, or omissions or willful misconduct in the performance of this Agreement by Subconsultant or by the officers, agents, employees or independent contractors employed by Subconsultant.

6.Maintenance and Ownership of Documents. Willdan acknowledges that Consultant’s reports, plans specification, field data, field notes, laboratory test data, calculations, estimates and other similar documents, and drafts thereof, regardless of media (i.e. paper, magnetic, electronic, optical, mylar, etc.), are instruments of professional services. Although ownership of such documents normally is retained by Consultant, they nonetheless shall in this instance become property of Willdan as they are produced. Willdan recognizes that no such documents should be subject to unauthorized re-use, that is, re-use without written authorization of Consultant to do so. In return for Consultant’s relinquishment of ownership, Willdan agrees to waive any claim against Consultant and indemnify and hold Consultant harmless from any claim or liability for injury or loss arising from unauthorized re-use of Consultant’s instruments of service by Willdan. Willdan shall not be responsible to Consultant for any re-use of said instruments of service if such re-use is without Willdan’s prior written consent.

7.Suspension of Work. Willdan may, at any time, by ten-day written notice, suspend further performance by Consultant. All suspensions shall extend the time schedule for performance in a mutually satisfactory manner and Consultant shall be paid for services performed and reimbursable expenses incurred prior to the suspension date.

8.Termination.  Either party may terminate this Agreement at any time by giving a five (5) days written notice to the other party of such termination. In that event, all finished or unfinished documents and other materials shall, at the option of Willdan, become its property.

9.Compliance with Law. Willdan and Consultant will use reasonable care to comply with applicable laws in effect at the time the services are performed hereunder which, to the best of their knowledge, information, and belief, apply to their respective obligations under this Agreement.

10.Successors and Assigns. This Agreement shall be binding on the successors and assigns of the parties, but it shall not be assigned by Subconsultant without written consent of Willdan.

11.Alternative Dispute Resolution. If a dispute arises between the parties relating to this Agreement, the parties agree to use the following procedure prior to either party pursuing other available remedies:

A.A meeting shall be held promptly between the parties, attended by individuals with decision-making authority regarding the dispute, to attempt in good faith to negotiate a resolution of the dispute.

B.If, within 30 days after such meeting, the parties have not succeeded in negotiating a resolution of the dispute, they will jointly appoint a mutually acceptable neutral person not affiliated with either of the parties (the “neutral”). If they have been unable to agree upon such appointment within 40 days from the initial meeting, the parties shall seek assistance in finding a mutually acceptable neutral. The fees of the neutral shall be shared equally by the parties.

C.In consultation with the neutral, the parties will select or devise an alternative dispute resolution procedure (“ADR”) by which they will attempt to resolve the dispute, and, if the parties are unable to agree on such matters within 20 days after the initial consultation with the neutral, the procedure, time and place for the ADR to be held will be decided by the neutral. Unless circumstances require otherwise, the ADR shall be held not later than 60 days after selection of the neutral.

D.The parties agree to participate in good faith in the ADR to its conclusion as designated by the neutral. If the parties are not successful in resolving the dispute through the ADR, then the parties may agree to submit the matter to binding arbitration or a private adjudicator, or either party may seek an adjudicated resolution through the appropriate court.

12.Attorney Fees. If any judgment is entered in any action upon this agreement, the party hereto against whom such judgment is rendered agrees to pay the other party an amount equal to the reasonable value of the legal services performed in his or its behalf in such action and that such amount may be added to and made a part of such judgment.

13.Civil Rights Compliance. During the performance of this Agreement, Consultant agrees as follows:

A.Equal Employment Opportunity. In connection with the execution of this Agreement, Consultant shall not discriminate against any employee or applicant for employment because of race, religion, color, sex or national origin. Such actions shall include, but not be limited to, the following: employment; upgrading, demotion or transfer; recruitment or recruitment advertising; layoff or termination; rate of pay or other forms of compensation; and selection for training including apprenticeship.

B.Nondiscrimination Civil Rights Act of 1964. Consultant will comply with all Federal regulations relative to nondiscrimination in Federally-assisted programs.

14.Records. Records of Consultant’s direct labor costs, payroll costs, and reimbursable expenses pertaining to this project covered by this Agreement will be kept on a generally accepted accounting principles and made available to Willdan upon request.

15.Waiver by Non-Complying Performance. Any failure to require strict compliance with any provision of this Agreement shall not be a waiver of strict compliance with regard to subsequent performance of such provision.

16.Third Party Beneficiary. Willdan’s client shall be a third-party beneficiary to this Agreement and may directly enforce the terms of this agreement against Consultant.

17.Miscellaneous Provisions. This Agreement is subject to the following special provisions:

A.The titles used in this Agreement are for general reference only and are not a part of the Agreement.

B.This Agreement shall be interpreted as though prepared by both parties.

C.Any provision of this Agreement held to violate any law shall not invalidate the remainder of this Agreement.

D.This Agreement shall be interpreted under the laws of the State of Delaware. Jurisdiction and venue of any action filed pertaining to this Agreement shall be in the State of Delaware.

E.This Agreement comprises a final and complete repository of the understandings between the parties and supersedes all prior or contemporary communications, representations or agreements, whether oral or written, relating to the subject matter of this Agreement.

F.Any notices given pursuant to this agreement shall be effective on the third business day after posting by first class mail, postage prepaid, to the address appearing immediately after the signatures below.

G.Use of Name; Press Releases. Consultant and its subconsultant shall not use the name, seal, logo, and/or web page components, or any variation or abbreviation thereof, of Willdan.  any of its respective parent, affiliates, subsidiaries, or affiliates without the prior written consent of Willdan. Such consent shall be obtained for each individual use of the name, seal, logo and/or web page component in any advertisement, press release or publicity with reference to this Agreement, the Project or any product or service resulting from this Agreement. Consultant and its subconsultant shall not prepare photographs, articles or speeches about the existence of, scope of, or services to be performed under this Agreement without Willdan’s prior written consent. Applications for approval must be submitted to Willdan in writing and detail the intended uses thereof. Notwithstanding the foregoing, Consultant may distribute a copy of this Agreement to any subsidiary, affiliate, agent, or subconsultant for purposes of performance hereunder.

H.Consultant hereby agrees that he will not, without compulsion of legal process, disclose to any third party, any of the terms of this Agreement, including the amounts referred to herein.  Any breach by Consultant shall be considered a material breach of this Agreement and Consultant acknowledge that it deems confidentiality a material condition of this Agreement, absent which Willdan would not have agreed to the terms set forth herein.  Consultant agrees that a breach of this confidentiality section would constitute irreparable harm to Willdan and that, in the event of any breach of this section, Willdan may obtain an injunction prohibiting future breaches.  In addition, Consultant agrees that any breach of confidentiality as defined in this section shall result in liquidated damages paid by Consultant to Willdan in the amount of Five Hundred Dollars ($500.00) per breach. Consultant agrees that injunctive relief, additional monetary damages and reasonable attorneys’ fees and costs are also available under this Agreement for enforcing this provision.

A Consultant who provides information or assists in investigations of securities law violations or who files, testifies in or participates in proceedings involving a public company’s alleged violations of securities laws or Securities Exchange Commission (SEC) regulations is termed a whistleblower. The Sarbanes-Oxley Act of 2002 protects whistleblowers from being discriminated against. Willdan, being a publicly traded company, and any officer, employee, contractor, subcontractor, or agent of Willdan, may not discharge, demote, suspend, threaten, harass, or in any other manner discriminate against a whistleblower in the term and conditions of this Agreement because of any unlawful act done by the Consultant (1) to provide information which the Consultant reasonably believes constitutes a violation of any rule or regulation of the SEC relating to fraud against shareholder; or (2) to file, cause to be filed, testify, participate in, or otherwise assist in a proceeding filed relating to an alleged SEC violation. A Consultant who wishes to discuss an alleged SEC violation of Willdan can contact a senior member of management, CFO, CEO, General Counsel, or the Securities and Exchange Commission, the Department of Labor, or any other appropriate government authority or call the Whistleblower line at 866-55304730.

Note a Whistleblower is not required to notify Willdan of any disclosures to government agencies (such as the SEC) and note that a Whistleblower is permitted to share in an SEC award.

IN WITNESS WHEREOF, the parties hereto have accepted, made and executed this Agreement upon the terms, conditions and provisions above stated, the date first above written.

WILLDAN GROUP, INC.		TOM BRISBIN
By:	/s/ Mike Bieber	By:	/s/ Tom Brisbin
Name:	Mike Bieber	Name:	Tom Brisbin
Title:	Chief Executive Officer	Title:	Consultant
Date:	February 28, 2024	Date:	February 28, 2024

Schedule A – Compensation

Consultant agrees to perform the Scope of Services stated above for the amount below.

Task Description	Fee
Business Development and related work scope	$25,250 Flat Fee monthly

Consultant shall be reimbursed for reasonable and necessary costs and expenses in connection with the services to be provided for Willdan.

Willdan and Consultant agree to an annualized compensation of $303,000.00.